Item 77 Q1 (a) EXHIBITS

CASH TRUST SERIES II
Amendment No. 5

DECLARATION OF TRUST
Dated November 14, 1990

THIS Declaration of Trust is amended as follows:

Delete the first paragraph of Section 5 in Article
III and substitute in its place the following:

Section 5. Establishment and Designation of Series o r Class. Without limiting the authority of the Trustees set forth in Article XI
I, Section 8, inter alia, to
establish and designate any additional Series or Class
 or to modify the rights and
preferences of any existing Series or Class, the Serie s and Classes of the Trust shall be and are established and designated as:

Treasury Cash Series II
Cash II Shares

The undersigned hereby certify that the above stated A mendment is a true and correct
Amendment to the Declaration of Trust, as adopted by th e Trustees of the Trust as of the 15th day of November, 2007, to become effective on July
28, 2008.

	WITNESS the due execution hereof this 15th day o f November, 2007.


/s/ John F. Donahue		/s/ Peter E. Madden
John F. Donahue		Peter E. Madden

/s/ Thomas G. Bigley		/s/ Charles F. Mansfield, Jr.
Thomas G. Bigley		Charles F. Mansfield, Jr.

/s/ John T. Conroy, Jr.		/s/ John E. Murray, Jr.
John T. Conroy, Jr.		John E. Murray, Jr.

/s/ Nicholas P. Constantakis		/s/ Thomas M. O'Neill
Nicholas P. Constantakis		Thomas M. O'Neill

/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts

/s/ J. Christopher Donahue		/s/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/s/ Lawrence D. Ellis, M.D.		/s/ James F. Will
Lawrence D. Ellis, M.D.		James F. Will